Exhibit 10. 19

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 18, 2019 with an effective date of January 14, 2019 (the “Effective Date”) is entered into by and between Randy Taylor Consulting, LLC (“Company”), an indirect subsidiary of Harvest Health & Recreation, Inc., a British Columbia corporation (“Harvest Health”) and John Cochran (“Executive”). Company and Executive may collectively be referred to as the “Parties”.

WHEREAS, Company desires to employ Executive as Chief Operating Officer (COO), and to enter into an agreement embodying the terms of such employment and Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement;

WHEREAS, each party warrants and represents to the other that each of them fully understands all of the terms, covenants, conditions, provisions, and obligations contained herein to be performed by each of them and each of them agrees that the provisions of this Agreement are fair, equitable, reasonable, and in the best interests of both of them and hereby voluntarily accept the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Parties agree as follows:

1. Employment.

(a) Position with Company. Executive is hereby employed by Company as COO and Executive hereby accepts such employment upon the terms and condition hereinafter set forth. During the Term, Executive shall have such duties and responsibilities as are consistent with Executive’s position and as may be reasonably assigned by Company from time to time. Executive shall report to Company’s President.

(b) Efforts. During the Term, and excluding any period of vacation and sick leave to which the Executive is entitled, Executive agrees that Executive will: (i) faithfully render such services as may reasonably be delegated to Executive by Company; (ii) devote Executive’s entire business time, good faith best efforts, ability, skill and attention to Company’s business; (iii) follow and act in accordance with all Company rules, policies and procedures; and (iv) at all times whether on vacation or sick leave, refrain from engaging in any activity that does, will or could reasonably be deemed to conflict with the best interests of Company, including but not limited to, performing services for, entering into a business relationship with, or accepting money or gifts from a Company competitor, customer, vendor or business associate, or taking advantage of for personal gain a corporate business opportunity without Company’s express knowledge and consent. Notwithstanding the foregoing, the Executive may (A) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not interfere with the performance of the Executive’s responsibilities hereunder. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date and fully disclosed to Company in writing, the continued conduct of such activities subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to Company. During the Term, Executive shall work from an office located in Los Angeles, California.

(c) Effective Date. This Agreement shall be effective on the Effective Date, and the Parties acknowledge that Executive has executed and delivered (or will promptly execute and deliver) to Company all documents required as a condition of employment thereto, including, but not limited to Company’s restrictive covenant agreement.

2. No Restrictive Agreements. Executive represents that execution and delivery of the Agreement and Executive’s employment with Company do not violate any previous employment or other contractual obligation of Executive. Executive represents that Executive has not misappropriated and will not use or disclose to Company any proprietary materials of any third party.

3. Term. Executive’s employment with Company shall commence on the Effective Date, and shall continue for a period of four (4) years, unless earlier terminated as set forth below, provided that on the fourth anniversary of the Effective Date and on each anniversary thereafter, this term of this Agreement shall automatically be extended for additional one-year periods unless either party provides the other party with notice of non-renewal at least ninety (90) days before any such anniversary (as so extended the employment period is referred to herein as the “Term”).

4. Compensation. Executive’s annual base salary (the “Base Salary”) will be $400,000, which shall be payable in accordance with Company’s standard payroll policies as they may be revised from time to time. The Executive will be paid a $50,000 signing bonus within thirty (30) days of the Effective Date. During the Term, the Base Salary shall be reviewed at least annually for possible increase (but not decrease) in Company’s sole discretion. Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term “Base Salary” as utilized in this Agreement shall refer to Base Salary as so adjusted.

5. Additional Compensation.

(a) In addition to the Base Salary, each year during the Term, Executive shall be eligible for a target bonus equal to 100% of Executive’s then-current Base Salary and a maximum bonus equal to 250% of Executive’s then-current Base salary, upon achieving specified individual and company performance objectives determined in good faith by Company after consultation with Executive (the “Annual Bonus”). The details of Company’s Annual Bonus plan will be set forth in a separate document, which is subject to modification from time to time at the discretion of Company.

(b) Pursuant to the Harvest Health & Recreation, Inc. 2018 Stock and Incentive Plan (the “Plan”), Executive is being granted an option upon the date this Agreement is signed to purchase 1,500,000 Subordinate Voting Shares (the “Equity Award”) of Harvest Health at an exercise price per share equal to the Fair Market Value thereof as defined in the Plan. The terms and conditions of the stock option agreement pursuant to which the Equity Award will be granted to Executive, including vesting periods, shall be commensurate with those provided to other senior executives of Company consistent with the terms of the Plan.

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(c) Executive shall also be paid special guaranteed bonuses in an amount equal to $800,000 each, less applicable withholdings (the “Special Bonuses”), on each of the following dates; March 14, 2020, March 14, 2021, March 14, 2022 and March 14, 2023 (each, a “Special Bonus Payment Date”). Such Special Bonuses shall be paid to Executive on each Special Bonus Payment Date as long as Executive remains in the service of Company on such dates and the payment of such Special Bonuses shall not be subject to any other conditions.

6. Other Compensation. During the Term:

(a) Group Benefits. Executive shall be eligible to participate in all Company benefit programs, including health, life, dental, vision, long-term disability, and other supplemental insurance plans (the “Benefit Plans”) on the same terms as other senior executives. Premiums are paid by either Company or Executive through pre-tax payroll deductions according to the terms of the applicable benefit plan document. Company reserves the right to modify, suspend, or terminate the benefit programs in its sole discretion. Executive is responsible for making all decisions and for taking all actions relating to such benefits, within established timeframes and deadlines.

(b) Business Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of Company provided to senior executives of Company.

(c) Fringe Benefits. Executive shall be entitled to such fringe benefits and perquisites as are provided by Company to its senior executives from time to time, in accordance with the policies, practices and procedures of Company.

(d) Vacation. Executive shall be entitled to paid vacation of four (4) weeks in each calendar year in accordance with the plans, policies, programs and practices of Company applicable to its senior executives.

(e) Director & Officer’s Liability Insurance. Executive shall be a covered party under Company’s Director & Officer Liability Insurance policy and corporate bylaws and indemnified to the same extent as other senior executives of Company.

7. Termination.

(a) Termination by Company. Company may terminate this Agreement during the term with or without “cause”.

(1) For Cause. Company may terminate Executive’s employment for “cause” at any time after not less than fifteen (15) days’ written notice from Company to Executive describing in reasonable detail the facts constituting cause, if Executive has not cured such cause within such fifteen (15)-day period. Upon Executive’s termination for cause in accordance with the preceding sentence, Company shall pay to Executive the following (the “Accrued Obligations”): (i) any accrued but unpaid Base Salary and accrued but unpaid vacation owed to Executive through the date of termination; (ii) any earned but unpaid Annual Bonus for the fiscal year that ended on or prior to the fiscal year in which the date of termination occurs, payable when such Annual Bonus is normally paid, (iii) any accrued but unpaid benefits owed to Executive through the date of termination, (iv) any accrued but unpaid Special Bonus for any Special Bonus Payment Date occurring on or prior to the date of termination which Special Bonus has not been paid and (v) all unreimbursed expenses incurred by the Executive in accordance with Company’s standard policies and procedures. For purposes of this Agreement, “cause” shall mean: (1) Executive’s habitual neglect of duties; (2) grossly negligent failure by Executive to abide in any material respect by the lawful instructions (consistent with his position) or policies established by Company; (3) Executive’s material breach of the provisions of this Agreement; (4) the filing of personal bankruptcy proceedings by Executive or against Executive’s estate; (5) breach by Executive of any other material obligation to Company, which obligation is memorialized in writing between Executive and Company; (6) the appropriation (or attempted appropriation) by Executive of a material business opportunity of Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Company, in any case which is not disclosed to Company and approved by Company prior to such appropriation; (7) the misappropriation (or attempted misappropriation) by Executive of any of Company’s funds or property; (8) the conviction of, the indictment for (or its procedural equivalent) or the entering of a guilty plea or plea of no contest with respect to, a felony, or any other crime with respect to which imprisonment is a possible punishment or (9) any grossly negligent action by Executive that causes Company to (or creates a reasonable likelihood that Company will) lose public trust and confidence, market share, or respect, in a material manner. The foregoing is an exclusive list of the acts or omissions that shall be considered cause. In addition, nothing herein shall limit or otherwise prevent Executive from challenging any determination of cause as made by Company hereunder

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(2) Without Cause; Non-Renewal. Company may also terminate Executive’s employment without Cause at any time upon not less than thirty (30) days’ prior written notice to Executive. Upon Executive’s termination in accordance with the preceding sentence or in the event Company does not renew the term of this Agreement upon its expiration of its original term or any renewals thereof, and if Executive is not working or offered the opportunity to work, in the same position, and with substantially the same duties, authority and responsibilities for, any Company subsidiary or affiliate that operates a substantially similar business as Company and that has agreed in writing to assume the obligations under this Agreement, Company shall (A) pay to Executive, after the execution of a release in a commercially reasonable form provided by Company (which release includes, but is not limited to, a full release of Company, any subsidiary or affiliate of Company, and each of their respective past, present and future employees, shareholders, officers, directors, agents, insurers, successors and assigns of all known or unknown claims through the effective date of the release) and expiration of the applicable revocation period, the following (the “Severance Obligations”): (i) all Accrued Obligations, (ii) severance payments in an amount equal to Executive’s then-current Base Salary for a period of twelve (12) months, payable in accordance with Company’s standard payroll procedures; (iii) an amount equal to the amount of Annual Bonus to which Executive would have been entitled if Executive’s employment had not been terminated prorated through the date of termination, payable, if earned, according to the normal Annual Bonus payment schedule that applies to Executives actively employed by Company and (iv) all COBRA premiums for Executive for a period of twelve (12) months following the date of such termination. Company shall not be required to provide COBRA payments to the extent Executive becomes entitled to receive benefits of the same type and scope provided by Company prior to the date of termination from another employer following the date of termination. If approved by Company’s Board, the vesting period for some or all of any unvested portion of the Equity Award shall immediately vest and/or the payment of some or all of any unpaid Special Bonus shall accelerate upon a termination under this Paragraph 7(a)(2).

(b) Termination by the Executive.

(1) Executive may resign from Executive’s employment hereunder in the event of “Good Reason” after fifteen (15) days’ written notice from the Executive to Company describing in detail the Good Reason, if not cured within such 15-day period; provided, however, that such notice shall be given no later than ninety (90) days after the time that the Executive has actual knowledge of the event or condition purportedly giving rise to Good Reason. In the event of any such resignation, Company’s obligations to the Executive shall be entitled to the same Executive the Severance Obligations as set forth in Paragraph 7(a)(2) above. For the purpose of this Agreement, “Good Reason” means resignation by Executive based upon the occurrence, without Executive’s express written consent, of any of the following: (i) a diminution in Executive’s title or a material diminution in Executive’s duties, authority or responsibilities with Company; (ii) a reduction in Base Salary or target or maximum bonus opportunity, other than as part of a one-time decrease in the base salaries of all senior Company executives, not to exceed ten percent (10%); (iii) the relocation of Executive’s place of employment by more than twenty five (25) miles from the such location on the Effective Date; or (iv) any other material breach by Company of any of the terms and conditions of this Agreement.

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(2) The Executive may resign Executive’s employment hereunder other than for Good Reason at any time by giving no less than thirty (30) days’ written notice to Company. In the event of any such resignation, Company’s sole obligation to the Executive shall to pay the Accrued Obligations through the effective date of Executive’s resignation specified in Executive’s notice. In addition, any unvested equity awards granted to Executive by Company and/or Harvest Health shall terminate and be of no further force or effect.

(c) Termination by Death or Disability. Executive’s employment with Company shall terminate upon Executive’s death or Disability. In the event of such termination, Company’s sole obligations hereunder to the Executive (or the Executive’s estate) shall be the same as if Executive was terminated Without Cause under Paragraph 7(a)(2) above. For purpose of this Agreement, “Disability” shall mean any physical or mental disability or infirmity that prevents the performance of the Executive’s essential functions with or without reasonable accommodation for a total of one hundred twenty (120) days within a twelve (12) month period. Any question as to the existence, extent or potentiality of Executive’s Disability upon which Executive and Company cannot agree shall be determined by a qualified, independent physician selected by Company and approved by the Executive (or the Executive’s duly appointed representative), which approval shall not be unreasonably withheld. The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

8. Post-Termination Assistance. Upon Executive’s termination of employment with Company other than for cause, death or Disability, Executive agrees to reasonably cooperate in all matters relating to the winding up or pending work on behalf of Company and the orderly transfer of work to other employees of Company following any termination of Executives’ employment. Executive further agrees that Executive will provide, upon reasonable notice, such information and assistance to Company as may reasonably be requested by Company in connection with any audit, governmental investigation, litigation, or other dispute in which Company is or may become a party and as to which the Executive has actual knowledge; provided, however, that (i) Company agrees to pay Executive an hourly rate of $500.00 for any such assistance for any period in which Executive is not receiving severance as described herein, and reimburse the Executive for any related out-of-pocket expenses related to such assistance, including travel expenses, (ii) any such assistance may not unreasonably interfere with Executive’s then current employment and (iii) Executive shall not be required to breach any attorney-client or other legally-recognized privilege in so providing such assistance.

9. Effect of Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof. No waiver shall be valid unless in writing.

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10. Assignment. This Agreement may not be assigned by either party without the express prior written consent of the other party hereto, except that Company (i) may assign this Agreement to any subsidiary or affiliate of Company, provided that no such assignment shall relieve Company of its obligations hereunder without the written consent of Executive and (ii) will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company, provided that such successor shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place.

11. Entire Agreement: Effectiveness of Agreement. This Agreement, the Employment Dispute Resolution Agreement, the confidentiality agreement, and all other acknowledgments and agreements required of all employees of Company set forth the entire agreement of the Parties hereto and shall supersede any and all prior agreements and understandings concerning the Executive’s employment by Company (including, but not limited to, the December 27, 2018 Offer Letter). This Agreement may be changed only by a written document signed by the Executive and Company.

12. Severability. If any one or more of the provisions, or portions of any provision, of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions or parts hereof shall not in any way be affected or impaired thereby.

13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO RULES GOVERNING CONFLICTS OF LAW.

14. Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement and the Executive’s employment by Company shall be resolved by arbitration. The terms and procedures of such arbitration are set forth in detail in that certain arbitration agreement required of all Company employees. To the extent that any provision regarding arbitration conflicts between this Agreement and the arbitration agreement, the arbitration agreement shall control.

15. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by email, registered or certified mail, return receipt requested, postage prepaid, or by facsimile or nationally recognized overnight courier service, addressed as follows:

If to Executive:	If to Company:

At the address set forth on the signature page.	Randy Taylor Consulting, LLC
1155 W. Rio Salado Parkway
Suite 201
Tempe, AZ 85281
ATTN: Siobahn Carragher,
Email: [***]

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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16. Withholding. Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

17. Attorneys’ Fees. Company agrees to pay for Executive’s reasonable attorney’s fees up to $15,000 pertaining to the preparation and negotiation of this Agreement. Such payment will be provided to Executive or Executive’s legal counsel within thirty (30) thirty days of Company’s receipt of applicable invoices and such invoices must be provided to Company within forty-five days after the Effective Date.

18. No Mitigation. Executive shall not under any circumstances be required to mitigate any damages or severance payable to him hereunder for any reason.

19. Execution in Counterparts. Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any party to this Agreement which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

20. Headings. The paragraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

Randy Taylor Consulting, LLC		Executive:

By:	/s/ Steve White	By:	/s/ John Cochran
Name:	Steven White		John Cochran
Title:	CEO		Address: [***]

CONSENT AND GUARANTEE

Harvest Health & Recreation, Inc. hereby consents to the Equity Award set forth in Paragraph 5 of this Agreement and agrees to be liable for any financial obligations of Company in the event Company does not fulfill its obligations under the Agreement.

Harvest Health & Recreation, Inc.

By:	/s/ Steve White
Name:	Steven White
Title:	CEO

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